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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Nature's Sunshine Products, Inc.:

        We consent to the use of our reports incorporated herein by reference in the registration statement.

        Our report on the Consolidated financial statements of Nature's Sunshine Products, Inc. dated March 13, 2004 refers to the restatement of the consolidated financial statements for the year ended December 31, 2002, and to the fact that we did not audit the financial statements of Nature's Sunshine Korea, Ltd., a wholly owned subsidiary, as of December 31, 2002 and for the year then ended. Those statements were audited by other auditors whose report was furnished to us.

/s/KPMG LLP

Salt Lake City, Utah
August 2, 2004

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Consent of Independent Registered Public Accounting Firm